Exhibit 107
Calculation of Filing Fee Table
FORM S-3
(Form Type)
DYNEX CAPITAL, INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
	Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.01 per share	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
Fees to be Paid	Equity	Preferred Stock, par value $0.01 per share	Rule 456(b)and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
Fees to be Paid	Debt	Debt Securities	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
Fees to be Paid	Other	Warrants (3)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
Fees to be Paid	Other	Units	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
Fees Previously Paid	—	—	—	—	—	—	—	—
	Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts					$—(1)		$— (2)
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$— (2)

(1)An indeterminate aggregate initial offering price and number or amount of the securities is being registered as may be offered from time to time at indeterminate prices. Any of the securities may be sold separately or as units with other securities registered under this Registration Statement. The securities registered also include such indeterminate amounts and numbers of securities as may be issued upon conversion of or exchange for securities offered or sold hereunder. Pursuant to Rule 416 under the Securities Act of 1933, as amended, (the "Securities Act"), this Registration Statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to the anti-dilution provisions of any of the securities. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities.
(2)The Registrant is relying on Rule 456(b) and Rule 457(r) under the Securities Act to defer payment of all registration fees. In connection with the securities offered hereby, the Registrant will pay “pay-as-you-go registration fees” in accordance with Rule 456(b). The Registrant will calculate the registration fee applicable to an offer of securities pursuant to this Registration Statement based on the fee payment rate in effect on the date of such fee payment. The Registrant previously registered securities having an aggregate offering price of up to $750,000,000.00 pursuant to a registration statement on Form S-3 (File No. 333-281180) (the "prior registration statement"), which was declared effective by the Securities and Exchange Commission on October 25, 2024. As of the date of this Registration Statement, securities having an aggregate offering price of up to $74,441,939 remain unsold under the prior registration statement. The prior registration statement will be terminated as of the date of this Registration Statement. Pursuant to Rule 457(p), $11,397.06 in filing fees previously paid and associated with such unsold securities (calculated at the fee rate in effect on the filing date of the prior registration statement) will be applied to the fees payable pursuant to this Registration Statement and its related prospectus supplements on a pay-as-you-go basis. The prior registration statement is terminated and the unsold securities on the prior registration statement are deemed deregistered as of the date of this Registration Statement.
(3)The warrants represent rights to purchase other securities of the Registrant registered hereunder.